FIRST AMENDMENT

TO

MERGER AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO MERGER AGREEMENT AND PLAN OF MERGER (the “Amendment”) is entered into as of March 15, 2015, by and between DUOS TECHNOLOGIES, INC., a Florida corporation ("Duos"); INFORMATION SYSTEMS ASSOCIATES, INC., a Florida corporation ("ISA"); and DUOS ACQUISITION CORPORATION, a Florida corporation and a wholly-owned subsidiary of ISA ("Merger Sub").

WITNESSETH

WHEREAS, the parties have entered into a Merger Agreement and Plan of Merger dated February 6, 2015 (the “Agreement”).

WHEREAS, the parties wish to extend the time for closing of the Agreement.

WHEREAS, section 7.1 of the Agreement provides that the Agreement may not be amended by the parties thereto except by execution of an instrument in writing signed on behalf of each of ISA, Merger Sub and Duos.

NOW, THEREFORE, in consideration of the agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1	Change of Termination Provision: Article VII, section 7.1 (c) is hereby amended and replaced with the following language:

“by either ISA or Duos, so long as such Party is not in breach hereunder, if the Merger shall not have been consummated on or before April 30, 2015 (other than as a result of the failure of the Party seeking to terminate this Agreement to perform its obligations under this Agreement required to be performed at, or prior to, the Effective Time, in which event such Party may not terminate this Agreement pursuant to this provision for a period of ten days following such party's cure of such failure);”

2	Except as amended hereby, the Agreement shall remain in full force and effect as written.

3	This Amendment Agreement may be executed in several counterparts, and all so executed shall constitute one agreement, binding on all parties hereto notwithstanding that all of the parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement under seal as of the date first written above.

Information Systems Associates, Inc.

/s/ Joseph P. Coschera	/s/ Adrian G. Goldfarb
Joseph P. Coschera	Adrian G. Goldfarb
Chief Executive Officer	Chief Financial Officer

Duos Technologies, Inc

/s/ Gianni B. Arcaini

Gianni B. Arcaini

Chief Executive Officer